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                                                                     EXHIBIT 6.B

                FEE AGREEMENT DATED THIS 30TH DAY OF AUGUST 1999

BETWEEN

                  Sochrys.com Inc. a Nevada Corporation having an office at Route de Jussy 29, CH 1226 Thonex-Geneva, Switzerland (Herein the "Company")

AND

                  Capital House A Finance And Investment Corporation a Canadian company having an office at 30 Metcalfe Street, Suite 620, Ottawa, Canada K1P 5L4
                  (Herein "CH")

WHEREAS:

i. The Company is a company whose common shares currently are quoted for trading on the Over The Counter Bulletin Board in the U.S.; and

ii. The Company desires to obtain equity and debt financing ("Financing" as defined below) and to enter into certain transactions ("Transactions" as defined below); and

iii. CH represents that it has the ability to advise and to assist certain Financing(s) and Transactions.

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.    DEFINITION OF FINANCING

"Consideration" means the aggregate value of all cash, securities, the assumption of debt by the Target or the Company and any other forms of payment received or to be received, directly or indirectly, by the Target or the Company or the shareholders of the Target or the Company pursuant to a Transaction including the total of all interest-bearing indebtedness of the Target or the Company (both long term and short term including capitalized leases) outstanding, assumed or refinanced at the closing of a Transaction and also including any infusions of cash, securities, assets or other forms of value into the Target or the Company pursuant to a Transaction. The term "Consideration" expressly includes the amount paid for all options and warrants assumed or purchased in connection with a Transaction; (ii) all payments to the existing officers, directors and employees of the Target or the Company, including, but not limited to, cash, securities, options and warrants paid in connection with a Transaction, as well as amounts paid pursuant to consulting agreements, non-competitive agreements, employment agreements and all other agreements entered into in connection with a Transaction provided that such consulting, non-competitive and employment agreements represent no less than 5% of the total Consideration; and (iii) any letters of credit, standby letters of credit and other types of third part guarantees used to secure indebtedness or otherwise as a form of payment (regardless of whether any underlying indebtedness is repaid as part of the Transaction), subject to the proviso that there will be no double counting of any forms of value or of payment in calculating the Consideration including, but not limited to, the definition of consideration above. The value of all option and warrants

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included as part of Consideration will be determined by mutually acceptable techniques between the Company and CH. If part or all of the Consideration is represented by securities, the value thereof for the purpose of computing the Transaction Fee shall be determined as follows:

      (xx) For securities which are publicly traded prior to the consummation of such Transaction, the average last sale price for such securities for the twenty trading day prior to the consummation of such Transaction;

      (yy) for newly-issued, publicly-traded securities, the average last sale price for such securities for the first ten trading days subsequent to the consummation of such Transactions, with such portion of the Transaction Fee being payable the eleventh trading day subsequent to the consummation of such Transaction; and

      (zz) for securities for which no market exists, the mutual agreement of the Company and CH as determined prior to the closing of such Transactions.

      If part of the Consideration is contingent upon the occurrence of some future event (e.g., the realization of earnings projections), then such portion of the Transaction Fee shall be paid by the Company to CH upon the earlier of the determination or receipt of such Consideration.

1.2 "Financing" means the gross proceeds or gross value of any equity financing or debt financing or other forms of financing including but not limited to limited partnerships arranged by or through CH for the Company within 24 months of the termination or completion of this agreement by sources introduced by CH to the Company. Notwithstanding the generality of the foregoing, it is understood and agreed that Financing shall be limited to a private placement of common or preferred stock of the Company ("Securities") and includes:

      i. any common or preferred stock of the Company issued in connection with the acquisition of or merger with another company;

      ii. any common or preferred stock of the Company issued in connection with the acquisition of any technology or other assets.

1.3 "Target" means any person, group of persons, partnership, joint venture, corporation or other entity, including subsidiaries, operations and assets thereof other than those of the Company, that is part of a "Transaction".

1.4 "Transaction" means (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which a Target or a material subsidiary or other business unit of a Target acquires, is acquired by, or combined with, the Company or (b) the acquisition, directly or indirectly, of or by the Company (or by one or more persons acting together with the Company pursuant to a written agreement or otherwise), in a single transaction or a series of transactions, (i) all or substantially all of the assets of a Target or of the Company or a material subsidiary or other business unit of a Target or of the Company or (ii) fifty percent or more of a Target's, or of the Company's, outstanding common stock (whether by way of tender or exchange offer, open market purchases, negotiated purchases or otherwise).


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2.    CONSULTATIVE SERVICES

      The Company hereby engages CH as the Company' financial advisor ("Financial Advisor") with respect to a proposed Financing on a private placement basis or Transaction. CH shall provide such consultative services in respect of any Financing or Transaction as may reasonably be required by the Company but, it is expressly understood and agreed, that the acceptance of the terms of any Financing or Transaction shall be within the sole discretion and control of the Company.

3.    FEES & EXPENSES

      As compensation for providing the services described hereunder, the Company agrees to pay CH:

      3.1 A Retainer Fee of $5,000 U.S. per month, payable quarterly in advance on the first day of each calendar quarter during the term hereof provided that the Retainer Fees payable in respect of the current quarter shall be deemed to be $7,500 in total and shall be paid upon the execution thereof;

      3.2 All reasonable out-of-pocket expenses incurred by CH from time to time pursuant to the performance of its services hereunder, provided that the Company shall not be liable for expenditures in excess of $5,000 U.S. per calendar quarter unless the Company has approved the expenditures in excess of that amount prior to their being incurred by CH;

      3.3 A cash success fee (the "Success Fee") of 5% of each Financing payable at the closing of each Financing directly to CH out of the proceeds of the Financing;

      3.4 The Company agrees to pay CH a transaction fee (the "Transaction Fee") as a percentage of the Consideration of any Transaction equal to:

            (i)   1.5% of up to and including $50 million of Consideration;

            (ii)  1.25% of Consideration between $50 million and $100 million;

            (iii) 1.0% of Consideration in excess of $100 million.

      3.5 If a Transaction is not consummated, but instead the Company acquires any subsidiary, business segment or operation, division, assets or securities of the Target, not constituting a Transaction as set forth above, or the Target acquires any subsidiary, business segment or operation, division, assets or securities of the Company (an "Alternate Transaction"), a cash fee calculated in accordance with the fee schedule set forth in subparagraphs 3.4.

      3.6 Warrants for 390,000 shares of Common Stock of the Company at an exercise price of $3.00 per share and with provisions for cashless exercise. The issuance and exercise of the warrants are to be pursuant to Regulation S as promulgated under the Securities Act of 1933.

      3.7 If the Company requests CH to assist in arranging a transaction or perform investment banking services that are not otherwise covered by the provisions of this Agreement and CH agrees to assist in arranging such transaction or perform such investment banking services, the Company agrees to pay CH mutually acceptable


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            compensation taking into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar transactions.

      Notwithstanding the foregoing, the Retainer Fees and the Warrants shall be deemed to be earned upon receipt by CH but no Success Fee or Transaction Fee shall be payable to CH unless and until: (a) the proceeds of the Financing are payable to or by the Company; or (b) the Consideration for any Transaction is payable to or by the Company or its shareholders.

4.    COMPLIANCE WITH SECURITIES LAWS

      The Company will not make any offer or sale of any securities of the same or similar class as the Securities, or take any action, the result of which would cause the offer and sale of the Securities to fail to be eligible for offer and sale pursuant to the provisions of Regulation D or Regulation S promulgated pursuant to the Securities Act of 1933 (the "Act") and will comply with all provisions of Regulation D or Regulation S applicable to the offering of the Securities.

5.    INDEMNIFICATION

      The Company shall jointly and severally indemnify CH and associated companies, its directors, officers, shareholders and employees and hold them and each of them harmless against any loss, liability or expense incurred by them or any of them arising out of or in connection with the exercise or performance of any of CH's obligations, powers or duties under this Agreement excepting only those acts or omissions taken or performed in bad faith or with gross negligence of CH.

      CH shall indemnify and save harmless the Company, its officers, directors, shareholders and employees, as well as its subsidiaries, and their respective officers, directors and employees, against any and all claims or demands for fees, costs, expenses or other payments made from or by any Funder or any third party pursuant to any agreement with CH with respect to any Financing provided by any of the Funders.

      The rights of indemnification hereunder shall survive the termination of this agreement or the discharge of the CH hereunder.

6.    BEST EFFORTS

      It is understood that CH's commitment under this Agreement is to use CH's best efforts throughout the period that CH serves as the Company' exclusive Financial Advisor as set forth herein. CH's commitment is not intended to provide any assurance that any Financing or Transaction will be consummated. In the event that any Financing or Transaction is not consummated during the period of time CH acts as the Company's Financial Advisor and the Company consummates a Financing or Transaction within 12 months thereafter with a source introduced by CH to the Company, the Company agrees to pay CH the Success Fee or Transaction Fee, respectively.

7.    CONFIDENTIALITY

      The Company will furnish CH with such information as CH may reasonably request for CH's use in connection with any Financing or Transaction. The Company recognizes and confirms that (i) CH will use and rely primarily on the information furnished to CH by the Company and on information available to CH from generally recognized public sources without having


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      independently verified the same and (ii) CH does not assume responsibility for the accuracy or completeness of said information. The Company hereby represents and warrants the information furnished by it to CH, taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. The Company further agrees that it will immediately notify CH of the occurrence of any event or circumstance that results in the above representation regarding such information not continuing to be true during the entire term of CH's engagement hereunder.

      CH shall keep this agreement and the fact of the Company's negotiations for any Financing or Transaction and any information or documentation about or received from the Company strictly confidential as between CH and the Company until such time as and to the extent only that it becomes publicly available otherwise than by a breach of this or any other confidentiality agreement to which the Company is a party. CH acknowledges that breach of this obligation will cause irreparable harm to the Company that may not be compensable in damages and agrees that, without limitation to any other right or remedy to which the Company may otherwise be entitled in consequence thereof, such breach may be restrained by injunction without proof of actual damage.

8.    TERM.

      The term of this Agreement shall commence on the date hereof and end twenty four (24) months thereafter. Notwithstanding the foregoing, either party may terminate this Agreement at any time prior to the end of the twenty four month period by giving the other party at least thirty (30) days prior written notice of such termination, at which time the Company shall pay to CH all fees earned and all reasonable expenses incurred to the date of such termination, subject to and in accordance with paragraphs 3 and 5 hereof, respectively. Upon termination of this Agreement, any periodic Retainer payments payable following termination will cease to be payable to CH. The Company agrees to pay CH any fees specified in paragraph 3 if the events specified therein shall occur during the term of this Agreement or if any source of financing is identified during the term of this Agreement but a Financing or Transaction is consummated within 12 months after the termination or expiration of this Agreement. Any obligation pursuant to paragraph 3 shall survive the termination or expiration of this Agreement. This Agreement may be renewed upon mutual written agreement of CH and the Company.

9.    TOMBSTONES

      All tombstones, announcements or other marketing materials used by CH with respect to any Financing or Transaction in which the Company's name is used shall be approved by the Company in advance of their release and such approval shall not be unreasonable withheld.

10.   NON-ASSIGNABLE

      This agreement shall not be assignable by CH, unless to associated companies, without written approval by the Company and any assignment purported to be made by CH in violation of this provision shall be void and of no effect.


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11.   COMPLETE AGREEMENT

      This agreement contains the complete agreement between the parties and replaces and supercedes all oral or written agreements, understandings or representations made by either party to the other prior to or contemporaneous with this agreement.

12.   AUTHORITY

      Neither party has the authority to bind the other or hold itself out as having the authority to bind the other or to make any representations or to execute any document, including general correspondence, on behalf of the other.

13.   COUNTERPARTS & TELEFACSIMILE

      This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.

14.   JURISDICTION

      This agreement shall be governed by the laws of the province of Ontario, Canada.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT THIS 30TH DAY OF AUGUST 1999.

CAPITAL HOUSE A FINANCE.            SOCHRYS.COM INC.
AND INVESTMENT CORPORATION


/s/ BRUCE BENN                      /s/ Jean Pierre Hofman
-----------------------             -----------------------
PER: BRUCE BENN                     PER: JEAN PIERRE HOFMAN


                                    /s/ Pierre Claverie
                                    -----------------------
                                    PER: PIERRE CLAVERIE